Exhibit 4.13

Interim Amendments

Bank of Florida Corporation 401(k) Plan (“Plan”)

ARTICLE I

PURPOSE OF AMENDMENT

1.01	Compliance with Plan Qualification Requirements. This amendment is intended to amend the Plan to comply with the final regulations under Code §415 and the provisions of Section 1400Q of the Gulf Opportunity Zone Act of 2005.This amendment supersedes any contrary provisions under the Plan.

ARTICLE II

FINAL REGULATIONS UNDER CODE §415

2.01

Post-Severance Compensation. Effective for the first limitation year beginning on or after July 1, 2007, the definition of compensation under the Plan (as defined under Treas. Reg. §1.415(c)-2) is modified to include compensation that is paid after an Employee severs employment with the Employer, provided the compensation is paid by the later of 2 1/2 months after severance from employment with the Employer maintaining the Plan or the end of the Limitation Year that includes the date of severance from employment with the Employer and those amounts would have been included as compensation if they were paid prior to the Employee’s severance from employment. For this purpose, amounts that will be included in compensation include:

(a)	Compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments;

(b)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment had continued; and

(c)	Payments received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment and only to the extent that the payment is includible in the Employee’s gross income.

Other post-severance payments (such as severance pay, parachute payments within the meaning of Code §280G(b)(2), or post-severance payments under a nonqualified unfunded deferred compensation plan that would not had been paid if the Employee had continued in employment) are not included in the definition of compensation (as defined in Treas. Reg. §1.415(c)-2), even if such amounts are paid within the time period described in this Section 2.01.

A Participant may not make an elective deferral under the Plan with respect to compensation that does not satisfy the requirements of this Section 2.01 or Section 2.02.

2.02	Continuation payments for military service and disabled Participants.

(a)	Payments for military service. The rule under Section 2.01 does not apply to any payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as defined in Code §414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service, but only if the plan so provides.

(b)	Payments following permanent and total disability. The rule under Section 2.01 does not apply to compensation paid to a Participant who is permanently and totally disabled (as defined in Code §22(e)(3)). For this purpose, compensation is the compensation the Participant would have received for the year if the Participant was paid at the rate of compensation paid immediately before becoming permanently and totally disabled (if such compensation is greater than the Participant’s compensation determined without regard to this subsection (b)), provided:

(1)	Either the Participant is not a Highly Compensated Employee (as defined in Code §414(q)) immediately before becoming disabled), or the Plan provides for the continuation of compensation on behalf of all participants who are permanently and totally disabled for a fixed or determinable period; and

(2)	Contributions made with respect to amounts treated as compensation under this subsection (b) are nonforfeitable when made.

2.03	Amendment of vesting schedule. If the Plan’s vesting schedule is amended or the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s nonforfeitable percentage, or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, in the case of an Employee who is a Participant as of the later of the date such amendment or change is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s account balance will not be less than the percentage computed under the Plan without regard to such amendment or change. With respect

Interim Amendments

to benefits accrued as of the later of the adoption or effective date of the amendment, the vested percentage of each Participant will be the greater of the vested percentage under the old vesting schedule or the vested percentage under the new vesting schedule.

2.04	Definition of Code §415 Compensation. The definition of compensation under Treas. Reg. §1.415(c)-2 is amended to include amounts that are includible in the gross income of an Employee under the rules of Code §409A or §457(f)(1)(A) or because the amounts are constructively received by the Employee are items includible as compensation.

2.05	Few weeks rule. Compensation for a Limitation Year may include amounts earned during that Limitation Year but not paid during that Limitation Year solely because of the timing of pay periods and pay dates if:

(a)	These amounts are paid during the first few weeks of the next limitation year;

(b)	The amounts are included on a uniform and consistent basis with respect to all similarly situated employees; and

(c)	No compensation is included in more than one limitation year.

2.06	Restorative payments. Restorative payments allocated to a participant’s account, which include payments made to restore losses to a plan resulting from actions (or a failure to act) by a fiduciary for which there is a reasonable risk of liability under Title I of ERISA or under other applicable federal or state law, where similarly situated participants are similarly treated, do not give rise to an annual addition for any limitation year.

2.07	Corrective provisions. The Plan is amended to eliminate any specific correction methods for correcting excess annual additions. If the Plan is eligible for self correction under Rev. Proc. 2006-27 (or successive guidance), the Employer may use reasonable correction methods (including the correction methods described in § 1.415-6(b)(6) of the 1981 IRS regulations) to the extent permitted under the IRS correction program.

ARTICLE III

SPECIAL DISTRIBUTION AND LOAN RULES FOR PARTICIPANTS AFFECTED BY HURRICANES KATRINA, RITA,

AND WILMA

3.01	In General. This Article III sets forth the provisions of Section 1400Q of the Gulf Opportunity Zone Act of 2005 relating to distributions and loans made to Participants residing in areas affected by Hurricanes Katrina, Rita and Wilma. The provisions of this Article III will apply only to the extent a distribution or loan has been made to a Qualified Individual, as defined in Section 3.02(a) below. If the Plan did not operationally apply the rules under this Article III, such provisions do not apply to the Plan. To the extent this Article III applies to the Plan, the provisions of this Amendment supersede any inconsistent provisions of the Plan or loan program.

3.02	Definitions.

(a)	Qualified Individual. A Qualified Individual is any individual who is a Hurricane Katrina Individual, a Hurricane Rita Individual or a Hurricane Wilma Individual.

(1)	Hurricane Katrina Individual. An individual whose principal place of abode on August 28, 2005 was located in the Hurricane Katrina disaster area and who sustained an economic loss by reason of Hurricane Katrina.

(2)	Hurricane Rita Individual. An individual whose principal place of abode on September 23, 2005 was located in the Hurricane Rita disaster area and who sustained an economic loss by reason of Hurricane Rita.

(3)	Hurricane Wilma Individual. An individual whose principal place of abode on October 23, 2005 was located in the Hurricane Wilma disaster area and who sustained an economic loss by reason of Hurricane Wilma.

(b)	Qualified Hurricane Distribution. A Qualified Hurricane Distribution is any distribution from an eligible retirement plan (as defined in Code §402(c)(8)(B)):

(1)	made on or after August 25, 2005, and before January 1, 2007, to a Hurricane Katrina Individual (as defined in subsection (a)(1) above);

(2)	made on or after September 23, 2005, and before January 1, 2007, to a Hurricane Rita Individual (as defined in subsection (a)(2) above); or

(3)	made on or after October 23, 2005, and before January 1, 2007, to a Hurricane Wilma Individual (as defined in subsection (a)(3) above).

Interim Amendments

The aggregate amount of Qualified Hurricane Distributions received by a Qualified Individual for any taxable year (from all plans maintained by the Employer and any member of a controlled group which includes the Employer) may not exceed the excess (if any) of $100,000, over the aggregate amounts treated as Qualified Hurricane Distributions received by such Qualified Individual for all prior taxable years.

3.03	Eligibility for Qualified Hurricane Distribution. A Qualified Individual may take a Qualified Hurricane Distribution (as defined in Section 3.02(b) above) without regard to any distribution restrictions otherwise applicable under the Plan. A Qualified Hurricane Distribution is not subject to the early distribution penalty under Code §72(t).

3.04	Income Inclusion Spread over 3-Year Period. Unless the Qualified Individual elects not to have this paragraph apply for any taxable year, a Qualified Hurricane Distribution is not required to be included in gross income for the taxable year of distribution but shall be included in gross income ratably over the 3-taxable year period beginning with the taxable year of the distribution.

3.05	Repayment of Qualified Hurricane Distribution. A Participant who received a Qualified Hurricane Distribution from the Plan or another eligible retirement plan (as defined in Code §402(c)(8)(B)) may, at any time during the 3-year period beginning on the day after the receipt of such distribution, make one or more rollover contributions to the Plan in an aggregate amount that does not exceed the amount of such Qualified Hurricane Distribution. This Section 3.05 only applies if the Plan permits rollover contributions.

3.06	Recontributions of Home Purchase Withdrawals. A Participant who received a Qualified Hardship Distribution (as described in subsection (a) below), may make one or more rollover contributions to the Plan during the Applicable Period described in subsection (b) below, in an aggregate amount not to exceed the amount of such Qualified Hardship Distribution. This Section 3.06 only applies if the Plan permits rollover contributions.

(a)	Qualified Hardship Distribution. A hardship distribution made during the period described below for the purpose of purchasing or constructing a principal residence in the Hurricane Katrina, Hurricane Rita, or Hurricane Wilma disaster area, as applicable, but which was not used to purchase or construct such primary residence on account of Hurricane Katrina, Wilma or Rita. For this purpose, a Qualified Hardship Distribution must have been made during the following period:

(1)	For distributions affected by Hurricane Katrina, the hardship distribution must have been received after February 28, 2005, and before August 29, 2005;

(2)	For distributions affected by Hurricane Rita, the hardship distribution must have been received after February 28, 2005, and before September 24, 2005; and

(3)	For distributions affected by Hurricane Wilma, the hardship distribution must have been received after February 28, 2005, and before October 24, 2005.

(b)	Applicable Period. For purposes of this Section 3.06, the Applicable Period during which repayment is permitted is:

(1)	For distributions affected by Hurricane Katrina, the period beginning on August 25, 2005 and ending on February 28, 2006.

(2)	For distributions affected by Hurricane Rita, the period beginning on September 23, 2005, and ending on February 28, 2006; and

(3)	For distributions affected by Hurricane Wilma, the period beginning on October 23, 2005, and ending on February 28, 2006.

3.07	Increased Participant Loan Limits. Notwithstanding the Participant loan limitations under the Plan, for purposes of determining the maximum amount of a Participant loan for a Qualified Individual (as defined in Section 3.02(a) above) during the period described below, the loan limits under Code §72(p)(2)(A) shall be applied by substituting “$100,000” for “$50,000” and “the present value of the nonforfeitable accrued benefit of the employee under the plan” for “one-half of the present value of the nonforfeitable accrued benefit of the employee under the plan.” This Section 3.07 applies to Participant loans made during the following periods:

(a)	For Qualified Katrina Individuals, loans made during the period beginning on September 24, 2005, and ending on December 31, 2006;

(b)	For Qualified Rita Individuals, loans made during the period beginning on December 21, 2005 and ending on December 31, 2006; and

(c)	For Qualified Wilma Individuals, loans made during the period beginning on December 21, 2005 and ending on December 31, 2006.

Interim Amendments

3.08	Delayed Loan Repayment Date. If a Qualified Individual has an outstanding Participant loan on or after the Qualified Beginning Date described below, and the due date for repayment of such loan occurs during the period beginning on the Qualified Beginning Date and ending on December 31, 2006:

(a)	the due date for repayment of the Participant loan shall be delayed for 1 year;

(b)	any subsequent repayments with respect to such loan shall be appropriately adjusted to reflect the delay in the due date under subsection (a) and any interest accruing during such delay; and

(c)	in determining the 5-year period and the term of a loan under Code §72(p)(2)(B) and (C), the 1-year delay period described in subsection (a) shall be disregarded.

For this purpose, the Qualified Beginning Date for a Qualified Katrina Individual is August 25, 2005; for a Qualified Rita Individual is September 23, 2005; and for a Qualified Wilma Individual is October 23, 2005.

ARTICLE IV

APPLICATION OF AMENDMENT

This amendment is hereby adopted on behalf of the Plan. The above amendment applies to the signatory Employer and any other adopting employers of the Plan.

Bank of Florida Corporation 401(k) Plan
(Name of Plan)

Bank of Florida Corporation
(Name of Employer)

(Name of Authorized Representative)	(Title)

(Signature)	(Date)

Action by Unanimous Consent of the Board of Directors

AMENDMENT OF QUALIFIED RETIREMENT PLAN

The undersigned hereby certify that they constitute all the members of the Board of Directors of Bank of Florida Corporation (“Company”).

The undersigned consent to the following resolutions:

WHEREAS, the Company maintains the Bank of Florida Corporation 401(k) Plan (“Plan”), a qualified retirement plan, for the benefit of its eligible employees.

WHEREAS, the Company has decided to amend the Plan to add provisions to comply with the final regulations under Code §415 and the provisions of Section 1400Q of the Gulf Opportunity Zone Act of 2005.

WHEREAS, the Board of Directors of the Company has reviewed and evaluated the proposed amendments to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby approves the amendment of the Plan. The provisions of the amendment are effective as stated in the relative sections of the amendment. A true copy of the amendment, as approved by the Board of Directors, is attached hereto.

RESOLVED FURTHER, that the President of the Company, or any other duly authorized officer of the Company, is authorized to execute the amendment to the Plan and to perform any other actions necessary to implement the Plan amendment. The Company will retain a copy of the Plan amendment.

DIRECTORS:

[Name]	Date	[Name]	Date

[Name]	Date	[Name]	Date